EXHIBIT 99.1

Twin Vee PowerCats Co. Announces Election of New Board Directors Carol Craig and Larry Swets, Jr.

FORT PIERCE, FL / ACCESSWIRE / December 5, 2025 — Twin Vee PowerCats Co. (Nasdaq:VEEE),(“Twin Vee” or the “Company”), a manufacturer, distributor, and marketer of power sport boats, today announced the election of Carol Craig and Larry Swets, Jr. to its Board of Directors at its 2025 Annual Meeting of Stockholders, effective December 4, 2025. Marcia Kull and Neil Ross have completed their terms and departed the Board effective December 4, 2025.

“We are very pleased to welcome Mr. Swets and Ms. Craig to our Board,” said Joseph Visconti, CEO and President of Twin Vee PowerCats Co. “With deep expertise in public markets and vertically integrated manufacturing and a strong track record in scaling high-growth technology and financial organizations, they bring an exceptional understanding of strategic capital deployment and operational innovation. They will be tremendous team members going forward.”

Mr. Swets currently serves as Executive Chairman of Saltire Capital, Ltd. (TSX: SLT-U.TO), a principal investment firm, a role he has held since 2022. With over 25 years of experience in financial services, he is also the founder and Managing Member of Itasca Financial LLC, an advisory and investment firm providing strategic consulting, capital structuring, and investment oversight to a range of clients and portfolio companies. Mr. Swets brings extensive governance experience, serving on the boards of GreenFirst Forest Products Inc., Harbor Custom Development, Inc., and FG Group Holdings Inc. Additionally, as the Head of Capital Markets for FG Nexus, Inc (NASDAQ: FGNX), and the CEO of FG Merger II Corp., he possesses significant expertise in special-purpose acquisition companies and capital structuring. Mr. Swets earned a Master’s Degree in Finance from DePaul University in 1999 and a Bachelor’s Degree from Valparaiso University in 1997. He is a member of the Young Presidents’ Organization and holds the Chartered Financial Analyst (CFA) designation.

“I’m excited to join Twin Vee’s Board,” Swets stated. “I believe the Company has a solid portfolio of power catamarans and possesses an established brand in the marine industry. I’m eager to work and collaborate with management and fellow Board members.”

Ms. Craig currently serves as the founder, CEO, and board chair of Sidus Space (NASDAQ: SIDU), a space and defense technology firm that she launched in 2012 with capabilities that include satellite manufacturing and technology integration, space and defense hardware component design and manufacturing, AI products and services, space-based data solutions, and end-to-end on-orbit mission operations. A pioneer in her field, in 2021, Ms. Craig became the first female founder to take a space-based company public through a Nasdaq IPO. She also founded Craig Technologies in 1999, growing it into a nationwide space and defense engineering and technology firm. One of the first female Naval Flight Officer’s eligible to fly in combat aircraft in the U.S. Navy and the first female aviator in her P-3C Orion squadron, Ms. Craig holds a Bachelor of Arts in Computer Science from Knox College, a Bachelor of Science in Computer Science Engineering from the University of Illinois, and a Master of Science in Electrical and Computer Engineering from the University of Massachusetts at Amherst. She is currently pursuing both an MBA with a specialty in finance along with a PhD in Systems Engineering at Florida Institute of Technology.

“I’m honored to join Twin Vee’s Board and contribute my experience in advanced technology solutions and vertically integrated manufacturing to support the Company’s growth strategy. I believe that by leveraging innovation and integrated systems, we can strengthen operations and create lasting value for stockholders,” said Ms. Craig.

The Board and executive leadership welcome Mr. Swets and Ms. Craig to the team and express sincere thanks to Mr. Ross and Ms. Kull for their contributions to the Company’s mission.

About Twin Vee PowerCats Co.

Twin Vee PowerCats Co. manufactures a range of boats under the Twin Vee and Bahama Boats brands, designed for activities including fishing, cruising, and recreational use. Twin Vee PowerCats are recognized for their stable, fuel-efficient, and smooth-riding catamaran hull designs. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.” Bahama Boats is an iconic luxury brand long celebrated for its unmatched craftsmanship, timeless aesthetic, and dedication to producing some of the finest offshore fishing vessels.

The Company is located in Fort Pierce, Florida, and has been building and selling boats for 30 years.

Learn more at twinvee.com and bahamaboatworks.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding Mr. Swet’s and Ms. Craig’s expected contributions to the Company and creating long-term and sustainable value for the Company’s stockholders.

These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, Mr. Swet’s and Ms. Craig’s respective contributions to the Company and its growth, the Company’s ability to ability to actualize such contributions, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Glenn Sonoda
investor@twinvee.com